EXHIBIT 8.2

FORM OF OPINION OF SMITH, GAMBRELL & RUSSELL, LLP
AS TO FEDERAL INCOME TAX CONSEQUENCES

Smith, Gambrell & Russell, llp ATTORNEYS AT LAW
WASHINGTON, D.C. OFFICE ──── SUITE 800 1850 M STREET, N.W. WASHINGTON, D.C. 20036 TELEPHONE (202) 263-4300 FACSIMILE (202) 263-4329	SUITE 3100, PROMENADE II 1230 PEACHTREE STREET, N.E. Atlanta, Georgia 30309-3592 TELEPHONE (404) 815-3500 FACSIMILE (404) 815-3509 WEBSITE www.sgrlaw.com ──── Established 1893	FLORIDA OFFICE ──── SUITE 2600, BANK OF AMERICA TOWER 50 NORTH LAURA STREET JACKSONVILLE, FL 32202 TELEPHONE (904) 598-6100 FACSIMILE (904) 598-6300

________________, 2005

First Alachua Banking Corporation
15000 N.W. 140th Street
Alachua, Florida 32615

Re:
Merger of First Alachua Banking Corporation with and into Capital City Bank Group, Inc. pursuant to the Agreement and Plan of Merger dated as of February 3, 2005, by and among Capital City Bank Group, Inc., First Alachua Banking Corporation and First National Bank of Alachua

Ladies and Gentlemen:

We have acted as special counsel to First Alachua Banking Corporation (“FABC”), a Florida corporation, and First National Bank of Alachua (“First National”), a national bank and wholly-owned subsidiary of FABC, in connection with the merger (the “Holding Company Merger”) of FABC with and into Capital City Bank Group, Inc. (“CCBG”), a Florida corporation, and the merger (the “Bank Merger”; the Holding Company Merger and the Bank Merger being collectively referred to as the “Mergers”) of First National with and into Capital City Bank (“CCB”), a Florida chartered bank and wholly owned subsidiary of CCBG, pursuant to the terms of and as described in that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 3, 2005, by and among CCBG, FABC and First National and described in the CCBG Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Registration Statement”). At your request, pursuant to the requirement set forth in Section 8.1(g) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Mergers. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Proxy Statement-Prospectus of FABC (the “Proxy Statement-Prospectus”) included as part of the Registration Statement.

First Alachua Banking Corporation
March __, 2005

For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of CCBG and FABC, in each case without independent verification thereof. With the consent of CCBG and FABC, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the Effective Time. We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by any similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus.

For purposes of this opinion, we have assumed that the shares of FABC Common Stock constitute capital assets in the hands of each holder thereof, the Mergers will be consummated according to the Merger Agreement, and each of the Mergers will qualify as a statutory merger under applicable state law. Our opinions are also premised on the assumption that, taking into account shares of FABC Common Stock exchanged for cash or other property in the Holding Company Merger, holders of the outstanding shares of FABC Common Stock immediately prior to the Effective Time will receive in the Holding Company Merger an amount of CCBG Common Stock with a value as of the Effective Time equal to at least forty-five percent (45%) of the total value of all shares of FABC Common Stock

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

(1)  Each of the Mergers will constitute a reorganization under Code §368(a).

(2)  Neither FABC nor CCBG will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain or loss recognized pursuant to Treasury regulations issued under Section 1502 of the Code).

(3)  The exchange in the Holding Company Merger of FABC Common Stock for CCBG Common Stock (other than fractional shares deemed to be received in such exchange) and cash will give rise to the recognition of gain (but not loss) by the shareholders of FABC (to the extent of the cash received).

(4)  The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CCBG, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of CCBG Common Stock surrendered.

(5)  Subject to the conditions and limitations of Code Section 302, a holder of FABC Common Stock who exercises statutory dissenter’s rights in connection with the Holding Company Merger generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the FABC Common Stock exchanged and the amount of cash received in exchange therefor.

First Alachua Banking Corporation
March __, 2005
(6)  The aggregate tax basis of the CCBG Common Stock received (including fractional shares deemed received and redeemed) by holders of FABC Common Stock in the Holding Company Merger will be the same as the aggregate tax basis of the FABC Common Stock surrendered in exchange therefor , decreased by the total amount of cash received (other than cash received in lieu of a fractional share of CCBG Common Stock) and increased by the amount of gain recognized.

(7)  The holding period of the CCBG Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their FABC Common Stock for CCBG Common Stock in the Holding Company Merger will be the same as the holding period of the FABC Common Stock surrendered in exchange therefor.

(8)  Unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of FABC Common Stock as a result of the Holding Company Merger will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s FABC Common Stock has been held for more than one year at the effective time of the Holding Company Merger.

The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by either of the Mergers became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

No opinion is expressed with respect to any of the following:

(i)  The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

(ii)  The state, local or foreign tax consequences of any aspect of either of the Mergers; or

(iii)  The federal income tax consequences of any aspect of the Holding Company Merger to holders of FABC Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase FABC Common Stock, if any, which are exchanged for or converted into options or warrants to acquire CCBG Common Stock.

The shareholders of FABC are entitled to rely on the opinions set forth herein for purposes of approving the Merger. Except as set forth in the preceding sentence, the opinions set forth herein are addressed only to, and may be relied upon only by, the addressee hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with the prior written consent of this law firm.

First Alachua Banking Corporation
March __, 2005

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours

SMITH, GAMBRELL & RUSSELL, LLP

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